EXHIBIT 5.1

March 1, 2018

MMEX Resources Corporation

3616 Far West Blvd., #117-321

Austin, Texas 78731

Re:	MMEX Resources Corporation/ Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MMEX Resources Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-218958) (the “Original Registration Statement”), which was declared effective on February 8, 2018, including the prospectus which forms part of the Registration Statement. The Original Registration Statement includes shares (the “Vista Shares”) issuable upon conversion of an outstanding convertible note issued to Vista Capital Investments LLC (the “Vista Note”). The Registration Statement increases the number of Vista Shares from 16,500,000 Vista Shares by an additional 220,000,000 Vista Shares.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the articles of incorporation and bylaws of the Company and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Vista Shares will be, upon issuance in accordance with the terms of the Vista Note, duly and validly issued and outstanding, and will be fully paid and non‑assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hallett & Perrin, P.C.